Exhibit 10.28

EMPLOYMENT TRANSITION AND GENERAL RELEASE AGREEMENT

This Employment Transition and General Release Agreement (“Agreement”) is entered between Rinko Ghosh (“you” or “Employee”) and Nektar Therapeutics, a Delaware corporation (the “Company”).

1. Resignation Date and Transition Period.

(a) Resignation Date. You agree to resign as an at-will employee of the Company on March 15, 2014 (the “Resignation Date”), unless you and the Company mutually agree to a different Resignation Date.

(b) Title and Duties. From the Effective Date of this Agreement (as defined in Section 8(h) below) through the Resignation Date (referred to herein as the “Transition Period”), your duties and responsibilities will include, but are not limited to, providing transition assistance and performing other duties as assigned by the Senior Vice President of Human Resources of the Company. The current expectation is that you will be working on specified collaboration partnering activities during the Transition Period, the scope of which will be defined by the Senior Vice President of Human Resources. During the Transition Period, (i) you will not supervise employees or have any employees report to you and you will work remotely and will only be required to be on-site at Nektar facilities as is agreed in advance between you and the Senior Vice President of Human Resources; and (ii) you will have no authority to represent the Company to third parties or to bind the Company to any contractual obligations, whether written, oral or implied, or represent that you have such authority, unless authorized to do so in writing by an officer of the Company. During the Transition Period, you shall continue to abide by all of the Company’s policies and procedures in effect from time to time and perform your job duties in good faith to the best of your abilities.

(c) Compensation and Benefits. During the Transition Period, you will be paid at your current base salary subject to applicable withholdings and deductions, payable on the Company’s customary payroll dates. Effective February 1, 2014, your base salary will increase by three percent (3%) from $455,100 to $468,753 per annum. If eligible, you may continue to participate in the Company’s benefit plans, subject to the terms and conditions of those plans including without limitation the Company’s Change of Control Severance Benefit Plan. Stock options, restricted stock units, and equity incentives, if any, will continue to vest, pursuant to the terms of any applicable equity incentive plans (the “Plans”) and any agreements issued to you pursuant to such plans (the “Option Agreements”). During the Transition Period, you will not earn any bonus or performance-based incentive compensation, notwithstanding any provision to the contrary in any incentive compensation or bonus plan.

2. Employee Acknowledgements. You acknowledge: (a) receipt of all compensation and benefits due through the date of this Agreement, as a result of services performed for the Company; (b) you have reported to the Company any and all work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of your or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

3. Consideration. In consideration of your promises in this Agreement and your agreement to sign a supplemental resignation date release in the form attached to this Agreement after your actual Resignation Date, the Company will pay to you the gross amount of $204,795, subject to applicable deductions and withholdings, less any amount due for a negative paid time off balance payable after this Agreement becomes effective as described below in Section 8(h).

4. Release.

(a) General Release. In exchange for the consideration described above, you, personally and for your heirs, executors, administrators, successors and assigns, hereby generally and completely release the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (all of whom are referred to throughout this Agreement as “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, expenses, liabilities, and obligations, both known and unknown, individually or as part of a group action, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time through the date you sign this Agreement. This general release includes, but is not limited to, to all matters in law, equity, contract, tort, or pursuant to statute, including but not limited to (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act (“ADEA”), (ii) any and all claims relating to, or arising from, any right to receive or purchase equity of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud, and (iii) any and all claims under any state or federal law or any other federal, state or local statute, rule, ordinance, or regulation.

You are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You intend these consequences even as to claims for damages that may exist as of the date this Agreement is executed that you do not know exist and which if known, would materially affect your decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Released Parties or any of them.

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(b) Exclusions from General Release. The above release does not waive claims: (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (iii) that may arise after you sign this Agreement, and (iv) which cannot be released by private agreement. Nothing in this Agreement prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and the National Labor Relations Board (“NLRB”), although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint.

5. Confidentiality. Except as disclosed in the Company’s filings with the Securities and Exchange Commission, the provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever by you at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company. Nothing in this Agreement shall prevent you from providing information to the NLRB upon request, nor shall this provision prevent Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act. You and the Company specifically disclaim any intent to enter into this Agreement in exchange for a promise not to reveal to any government entity, including any court or agency, conduct that could be construed as a violation of federal law.

6. Proprietary Information. You acknowledge access to and receipt of confidential business and proprietary information regarding the Company and its clients while working. This information may be in a variety of paper and electronic forms. You agree not to make any such information known to any member of the public and to comply with all applicable ethical responsibilities related to client confidences and secrets. You further agree to maintain and not destroy any such information in your possession, and to return to the Company prior to the Resignation Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit you to retain.

7. Non-Disparagement. You agree to refrain from any disparaging statements about Nektar or any of the other Released Parties including, without limitation, the Company’s directors, officers, employees, customers, collaboration partners, business, products, research, services, or methods of doing business. Similarly, Nektar agrees that its executive officers and directors shall not make any disparaging statements to any third party about you. Notwithstanding the foregoing, it shall not be a violation of this Section 7 for either party to enforce the terms of this Release, initiate or engage in any legal proceeding to enforce any provision of this Release, provide truthful statements in response to a subpoena, Court order or arbitral order, or provide truthful information to a governmental agency in connection with any governmental, regulatory or administrative agency proceeding.

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8. Advice of Counsel, Consideration and Revocation, Other Information. You acknowledge and agree that:

(a) your waiver and release of rights under this Agreement are voluntary, and that you are acting of your own free will in executing this Agreement;

(b) through this Agreement, you are releasing the Released Parties from any and all claims, including age discrimination claims, that you may have against any of the Released Parties;

(c) your waiver and release, as set forth in this Agreement, do not apply to any rights or claims that may arise after the date you sign this Agreement;

(d) the Company hereby advises you that, before signing this Agreement, you should consult with an attorney, although you may choose voluntarily not to do so;

(e) you have twenty-one (21) days to consider whether to sign this Agreement, although you may choose voluntarily to sign it earlier;

(f) changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period;

(g) you may challenge the knowing and voluntary nature of this release under the Older Workers Benefit Protection Act and the ADEA before a court, the EEOC, the NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws;

(h) you have seven (7) days following the date you sign this Agreement to revoke it by delivering written notice to the Company’s General Counsel at the address below. If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke it. This Agreement will become effective on the eighth day after you sign this Agreement, provided you do not revoke this Agreement (“Effective Date”); and

Gil M. Labrucherie, General Counsel

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, CA 94158

(415) 339-5322 (fax)

9. Governing Law and Jurisdiction; Entire Agreement; Modification. This Agreement shall be governed by California law without reference to its conflicts of law principles. You and the Company each hereby irrevocably and unconditionally submit to the exclusive jurisdiction of (i) the United States District Court for the Northern District of California, and (ii) the state courts located in the County of San Francisco, for purposes of any claim, action, suit or proceeding arising out of this Agreement, and agree that all claims in respect thereof shall be heard and determined only in such courts. This Agreement, the Plans, the Option Agreements, the Employee Agreement between you and the Company executed by on April 24, 2001 (the “Employee Agreement”), and the Indmenity Agreement dated as of November 20, 2008 between you and the Company (the “Indemnity Agreement”), if any, constitute the complete and only agreement between you and the Company on these subjects. In entering this Agreement, you are not relying on any promise or representation, written or oral, other than those expressly contained in this Agreement. Any prior agreements between or

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directly involving you and the Company are superseded by this Agreement, except for your Indemnity Agreement, Employee Agreement, the Plans, and the Option Agreements. This Agreement may not be modified except in a writing signed by both you and the Company’s Senior Vice President and General Counsel. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Released Parties, their heirs, successors and assigns. Any determination that a provision of this Agreement is invalid or unenforceable, in whole or in part, will not affect any other provision of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement. This Agreement may be signed in counterpart.

If this Agreement is acceptable to you, please sign below and return the original to Human Resources on or before February 20, 2014. The Company’s offer to enter this Agreement will automatically expire if we do not receive the fully executed Agreement by the aforementioned date.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

NEKTAR THERAPEUTICS

/s/ Dorian Hirth	Dated: February 11, 2014
DORIAN HIRTH SVP, HUMAN RESOURCES

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

RINKO GHOSH

/s/ Rinko Ghosh	Dated: February 10, 2014

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GENERAL RELEASE

This General Release (“Release”) is entered into between Rinko Ghosh (“you” or “Employee”) and Nektar Therapeutics, a Delaware corporation (the “Company”).

1. Resignation Date. Your last day of employment with the Company is March 15, 2014 (“Resignation Date”).

2. Accrued Salary and Paid Time Off.

(a) Accrued Salary. The Company will pay me on the Resignation Date all accrued and unpaid salary through the Resignation Date subject to applicable payroll deductions and withholding.

(b) Accrued Paid Time Off. The Company will pay me any accrued and unused paid time off earned by me through the Resignation Date, subject to applicable payroll deduction and withholding.

3. Employee Acknowledgements. You acknowledge: (a) receipt of all compensation and benefits due through the Resignation Date, as a result of services performed for the Company; (b) you have reported to the Company any and all work-related injuries incurred during employment; (c) the Company properly provided any leave of absence because of your or a family member’s health condition, and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (d) the terms and conditions of this Release satisfies in full all of the Company’s obligations under the letter agreement between you and the Company dated March 30, 2009 (the “Severance Letter Agreement”).

4. Stock Options. Pursuant to the applicable Equity Incentive Plan (“Plan”) and the stock option notices and agreements that may have been issued to you thereunder if any (collectively, the “Option Agreements”) and the Severance Letter Agreement, your right to exercise the Options as to vested shares, if any, shall end on the earlier of (i) twelve (12) months following your Resignation Date, or (ii) the expiration of the term of your Options. The Options also continue to remain subject to all other terms and conditions of the Option Agreements. In the event of any conflict between the terms of the Plan, Option Agreements, Options and this Agreement, the terms of the Plan, Option Agreements, and Options will control.

5. Consideration. You acknowledge and agree that the consideration given under this Release is in addition to anything of value to which you already were entitled. In consideration of your promises in this Release, after this Release becomes effective as described below in Section 12(h):

(a) Lump Sum Severance. The Company will pay to you the gross amount of $703,230, subject to applicable deductions and withholding, less any amount due for a negative paid time off balance. This payment will be made within five (5) business days following the Effective Date defined in Section 12(h).

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(b) COBRA Payments. If you are eligible for and meet all requirements for timely election of COBRA coverage, the Company will pay certain premiums for you and your dependent’s group medical, dental, and vision plan COBRA coverage through the end of the calendar month in which your Severance Period (as defined in the Plan) ends (March, 2015); provided, however, that the Company may cease paying the premiums for such continuation coverage at any time you become eligible for similar group coverage (medical, dental, or vision, as applicable) from another employer. No provision of this Release will affect the continuation coverage rules under COBRA, except that the Company’s payment of COBRA premiums, if any, will be credited as payment by you for purposes of payments required for COBRA coverage.

(c) Laptop Computer. On or before the Resignation Date, you will return your Company issued laptop computer to the IT department. Company IT personnel will assist you in retrieving any personal data and contacts from your laptop computer. You will also be given a substantially comparable laptop computer to the one currently issued to you that you may keep following the Resignation Date.

(d) Outplacement Services. To assist you in your job search, the Company will pay for outplacement services to be provided by the Company’s outplacement services provider during the six (6) months following your Resignation Date, provided that you must initiate your request for outplacement services no later than three months following your Resignation Date.

6. Release.

(a) General Release. In exchange for the consideration described above, you, personally and for your heirs, executors, administrators, successors and assigns, hereby generally and completely release the Company and its subsidiaries, successors, predecessors and affiliates, and its and their respective partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (all of whom are referred to throughout this Release as “Released Parties”), from any and all claims, demands, actions, causes of action, suits, damages, losses, expenses, liabilities, and obligations, both known and unknown, individually or as part of a group action, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time through the date you sign this Release. This general release includes, but is not limited to, to all matters in law, equity, contract, tort, or pursuant to statute, including but not limited to (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act (“ADEA”), (ii) any and all claims relating to, or arising from, any right to receive or purchase equity of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud, and (iii) any and all claims under any state or federal law or any other federal, state or local statute, rule, ordinance, or regulation.

You are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

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You intend these consequences even as to claims for damages that may exist as of the date this Release is executed that you do not know exist and which if known, would materially affect your decision to execute this Release, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Released Parties or any of them.

(b) Exclusions from General Release. The above release does not waive claims: (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Release, (iii) that may arise after you sign this Release, and (iv) which cannot be released by private agreement. Nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving rights to individual relief based on claims asserted in such a charge or complaint.

(c) Release of Claims by the Company. The Company hereby unconditionally releases, waives, and discharges any and all claims, causes of action, or charges whatsoever, known or unknown, that arose at any time prior to and through the date of this Release, or that may hereafter accrue in favor of the Company, against you, arising from any act or omission you committed or omitted prior to the date of this Agreement in connection with your employment with the Company. Notwithstanding any provision of this Release, the Company does not hereby release you for any (i) claims or obligations arising out of this Agreement, (ii) any past, present or future claims or obligations arising out of the Employee Agreement between you and the Company executed by you on April 24, 2001 (“Employment Agreement”), and (iii) any past, present or future conduct that would bar you from indemnification under Section 4 of the Indmenity Agreement dated as of November 20, 2008 between you and the Company (“Indemnity Agreement”).

7. Confidentiality. Except as disclosed in the Company’s filings with the Securities and Exchange Commission, the provisions of this Release shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever by you at any time to any person other than your lawyer or accountant, a governmental agency, or your immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Release, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company. Nothing in this Release shall prevent you from providing information to the National Labor Relations Board (NLRB) upon request, nor shall this provision prevent Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act. You and the Company specifically disclaim any intent to enter into this Release in exchange for a promise not to reveal to any government entity, including any court or agency, conduct that could be construed as a violation of federal law.

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8. Proprietary Information. You acknowledge access to and receipt of confidential business and proprietary information regarding the Company and its clients while working. This information may be in a variety of paper and electronic forms. You agree not to make any such information known to any member of the public and to comply with all applicable ethical responsibilities related to client confidences and secrets.

9. Return of Company Property. You agree that, on the Resignation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, email, electronic messages, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, computers, smart phones, cell phones, pagers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). If you have used any personal computer, server, or electronic system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. You agree to provide the Company access to my system as requested to verify that the necessary copying and/or deletion is done. You agree not to retain any paper or electronic copies of any Company documents or data (including but not limited to email and electronic messages) other than this Release and other documents evidencing your employment relationship with the Company. Company IT personnel will assist you in transferring your current cell phone number to a private account established by you with a telecommunications carrier.

10. Non-Disparagement. You agree to refrain from any disparaging statements about Nektar or any of the other Released Parties including, without limitation, the Company’s directors, officers, employees, customers, collaboration partners, business, products, research, services, or methods of doing business. Similarly, Nektar agrees that its executive officers and directors shall not make any disparaging statements to any third party about you. Notwithstanding the foregoing, it shall not be a violation of this Section 10 for either party to enforce the terms of this Release, initiate or engage in any legal proceeding to enforce any provision of this Release, provide truthful statements in response to a subpoena, Court order or arbitral order, or provide truthful information to a governmental agency in connection with any governmental, regulatory or administrative agency proceeding.

11. Non-Solicitation of Employees. I agree that, for twelve (12) months following the Resignation Date, I shall not, directly or indirectly (e.g. through directing a recruiting firm to target Company employees), without prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company.

12. Advice of Counsel, Consideration and Revocation, Other Information. You acknowledge and agree that:

(a) your waiver and release of rights under this Release are voluntary, and that you are acting of your own free will in executing this Release;

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(b) through this Release, you are releasing the Released Parties from any and all claims, including age discrimination claims, that you may have against any of the Released Parties;

(c) your waiver and release, as set forth in this Release, do not apply to any rights or claims that may arise after the date you sign this Release;

(d) the Company hereby advises you that, before signing this Release, you should consult with an attorney, although you may choose voluntarily not to do so;

(e) you have twenty-one (21) days to consider whether to sign this Release, although you may choose voluntarily to sign it earlier;

(f) changes to this Release, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period;

(g) you may challenge the knowing and voluntary nature of this release under the Older Workers Benefit Protection Act and the ADEA before a court, the EEOC, the NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws;

(h) you have seven (7) days following the date you sign this Release to revoke it by delivering written notice to the Company’s General Counsel at the address below. If the revocation period expires on a weekend or holiday, you will have until the end of the next business day to revoke it. This Release will become effective on the eighth day after you sign this Release, provided you do not revoke this Release (“Effective Date”):

Gil M. Labrucherie, General Counsel

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, CA 94158

(415) 339-5322 (fax)

13. Cooperation. You agree to cooperate as reasonably necessary in defense of any actual or potential obligation, claim, demand, judgment, recovery, dispute, lawsuit, subpoena or grievance (collectively “Disputes”) initiated or currently in progress against the Company, even if you are not named as a party. Such cooperation shall include, without limitation, making yourself available, upon reasonable notice, to the Company and its counsel to provide information relating to such Disputes and appearing for depositions, trial, settlement negotiations, or other activities in defense of the Disputes as requested by the Company and/or its counsel. The Company will pay you a fee of $250.00 per hour for each hour of assistance given to the Company pursuant to the terms of this paragraph and the Company will reimburse you for all associated reasonable expenses. In addition, you agree that you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against

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any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, you shall state no more than that you cannot provide counsel or assistance. Notwithstanding anything to the contrary, nothing in this Agreement prevents you from providing truthful information with respect to any Dispute including in governmental, regulatory or administrative agency proceeding

14. Governing Law and Jurisdiction; Entire Agreement; Modification. This Release shall be governed by California law without reference to its conflicts of law principles. You and the Company each hereby irrevocably and unconditionally submit to the exclusive jurisdiction of (i) the United States District Court for the Northern District of California, and (ii) the state courts located in the County of San Francisco, for purposes of any claim, action, suit or proceeding arising out of this Release, and agree that all claims in respect thereof shall be heard and determined only in such courts. This Release sets forth the entire agreement between you and the Company. In entering this Release, you are not relying on any promise or representation, written or oral, other than those expressly contained in this Release. Any prior agreements between or directly involving you and the Company are superseded by this Release, except for the Plan, the Option Agreements, Employment Agreement, and the Indmenity Agreement. This Release may not be modified except in a writing signed by both you and the Company’s Senior Vice President and General Counsel. This Release shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Released Parties, their heirs, successors and assigns. Any determination that a provision of this Release is invalid or unenforceable, in whole or in part, will not affect any other provision of this Release, and the provision in question shall be modified by the court so as to be rendered enforceable in accordance with the intent of the parties to the extent possible. The headings in this Release are provided for reference only and shall not affect the substance of this Release. This Release may be signed in counterparts.

[Remainder of Page Intentionally Left Blank]

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If this Release is acceptable to you, please sign below between March 15, 2014 and April 5, 2014, and return the original to Human Resources on or before April 5, 2014. The Company’s offer to enter this Release will automatically expire if we do not receive the fully executed Release by the aforementioned date. The Company will not accept this Release if it is signed or returned before your Resignation Date.

In exchange for the promises contained in this Release, the Company promises to provide the benefits set forth in this Release.

NEKTAR THERAPEUTICS

By:	Dated:
DORIAN HIRTH SVP, HUMAN RESOURCES
Employee has read and understood this Release, signs this Release waiving valuable rights, and acknowledges that this Release is final and binding.
RINKO GHOSH

Dated:

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